 Exhibit 99.1
FOR IMMEDIATE RELEASE

Date:	July 20, 2015

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

SOUTH JORDAN, Utah, - Merit Medical Systems, Inc. (NASDAQ:MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, announced today that it has appointed F. Ann Millner to serve as an independent director of the Company. Millner will serve on the Board’s Nominating and Corporate Governance Committee.
Millner is a Regents Professor in Health Administrative Services and past President at Weber State University. She represents District 18 in the Utah State Senate and serves on the Executive Committee of the Board of Trustees at Intermountain Health Care. Millner received a bachelor’s degree from the University of Tennessee, a master’s degree from Southwest Texas State University and an Ed.D. from Brigham Young University.
“We are pleased to have Dr. Millner join our Board,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Her vast experience in strategic planning at the university and community levels as well as her expertise in health care policy will provide valuable insight.”
ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,300 people worldwide, with facilities in South Jordan, Utah; Pearland, Texas, Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2014. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business in compliance with its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2014 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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